Exhibit 99.1

Alamosa Announces Agreement With Senior Lenders

o Provides preliminary third quarter 2002 estimates for net subscriber additions and churn

o Provides updated guidance for balance of 2002

LUBBOCK, Texas (September 30, 2002) - Alamosa Holdings, Inc. (NYSE: APS), the largest PCS Affiliate of Sprint (NYSE: FON, PCS) based on number of subscribers, today announced it has reached an agreement with its senior lending group to modify certain financial covenants in its $225 million senior secured credit facility. Alamosa is also providing preliminary third quarter estimates for net subscriber additions and customer churn and updating its guidance for the remainder of 2002.

"Given the challenging environment for subscriber growth, we felt it was necessary to work proactively with our lenders to address marketplace concerns about compliance with covenants under our senior secured credit facility," said David E. Sharbutt, Chairman & Chief Executive Officer of Alamosa Holdings, Inc. "We are extremely pleased with the total support of our senior lending group. This agreement should alleviate investor concern over future covenant issues for Alamosa. It also provides good operating flexibility as we execute our business plan and focus on achieving our next important milestone of positive free cash flow in 2003."

The new agreement modifies certain covenants, including the minimum subscriber covenant for September 30, 2002 and December 31, 2002, which were revised to 575,000 and 610,000 respectively. The agreement also modifies other covenants for the year ending December 31, 2003 and increases the interest rate paid by 25 basis points. For amendment details, see the Company's Form 8-K to be filed with the Securities and Exchange Commission, which will include the text of the amendment as an exhibit.

Alamosa also announced that it estimates net subscriber additions for third quarter will be approximately 19,000 with customer churn estimated to be approximately 3.7 percent. "We are pleased to have delivered third quarter net subscriber additions, bringing our subscriber base to approximately 590,000. We are working very hard to get our churn down to manageable levels and returning to a more normal rate of net subscriber additions," said Mr. Sharbutt.

Alamosa also is providing the following updated 2002 full year guidance:

o Ending subscribers in the range of 610,000 to 620,000, a reduction from previous guidance of 693,000 to 713,000 subscribers.
o Customer churn decreasing in the fourth quarter.
o Full-year EBITDA within the range of $10 to $20 million.
o ARPU to remain stable.
o Capital expenditures of $75 million.

Alamosa continues to expect to be over funded in excess of $50 million at the point of becoming free cash flow positive in 2003.

About Alamosa

Alamosa Holdings, Inc. is the largest PCS Affiliate of Sprint based on number of subscribers. Alamosa has the exclusive right to provide digital wireless mobile communications network services under Sprint's PCS division throughout its designated territory located in Texas, New Mexico, Oklahoma, Arizona, Colorado, Utah, Wisconsin, Minnesota, Missouri, Washington, Oregon, Arkansas, Kansas, Illinois and California. Alamosa's territory includes licensed population of 15.8 million residents.

About Sprint

Sprint operates the nation's largest all-digital, all-PCS wireless network, already serving more than 4,000 cities and communities across the country. Sprint has licensed PCS coverage of more than 280 million people in all 50 states, Puerto Rico and the U.S. Virgin Islands. In August 2002, Sprint became the first wireless carrier in the country to launch next generation services nationwide delivering faster speeds and advanced applications on Vision-enabled Phones and devices. For more information on products and services, visit www.sprint.com/mr. Sprint PCS is a wholly-owned tracking stock of Sprint Corporation trading on the NYSE under the symbol "PCS." Sprint is a global communications company with approximately 75,000 employees worldwide and $26 billion in annual revenues and is widely recognized for developing, engineering and deploying state-of-the art network technologies.

Statements contained in this news release that are forward-looking statements, such as statements containing terms such as can, may, will, expect, plan, and similar terms, are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe-harbor" provisions of the private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Alamosa's forward-looking statements, including the following factors: Alamosa's dependence on its affiliation with Sprint PCS; shifts in populations or network focus; changes or advances in technology; changes in Sprint's national service plans or fee structure with us; change in population; difficulties in network construction; increased competition in our markets; failure to consummate anticipated acquisitions and adverse changes in financial position, condition or results of operations. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from Alamosa's forward-looking statements, please refer to Alamosa's filings with the Securities and Exchange Commission, especially in the "risk factors" sections of Alamosa's Annual Report on Form 10-K for the year ended December 31, 2001 and in subsequent filings with the Securities and Exchange Commission.